                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                                 SYSTEMIX, INC.
                                       AT
                              $19.50 NET PER SHARE
                                       BY
                         NOVARTIS BIOTECH HOLDING CORP.
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF
                                 NOVARTIS INC.

                  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE
                     AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
          ON FRIDAY, FEBRUARY 14, 1997, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

    Enclosed for your consideration are an Offer to Purchase, dated January 17, 1997 (the "Offer to Purchase"), and a related Letter of Transmittal in connection with the offer by Novartis Biotech Holding Corp., a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of Novartis Inc., a corporation organized under the laws of Switzerland ("Parent"), to purchase all outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of SyStemix, Inc., a Delaware corporation (the "Company"), at a price of $19.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer").

    We are (or our nominee is) the holder of record of Shares held by us for your account. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US OR OUR NOMINEE AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

    We request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

    Your attention is invited to the following:

        1. The tender price is $19.50 per Share, net to the seller in cash.

        2. The Offer is being made for all outstanding Shares.

        3. The Board of Directors of the Company and the Independent Directors have determined that each of the Offer and the Merger (as defined in the Offer to Purchase) is fair to, and in the best interests of, the stockholders of the Company, and recommends that stockholders accept the Offer and tender their Shares pursuant to the Offer.

        4. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Friday, February 14, 1997, unless the Offer is extended.

        5. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer (i) not less than a majority of the issued and outstanding shares other than shares owned by Parent or Purchaser (the "First Minimum Condition") and (ii) at least the number of shares that when added to the shares owned by Parent and Purchaser shall constitute 90% of the shares then outstanding (the "Second Minimum Condition"). The First Minimum Condition may not be waived without the consent of a majority of the Independent Directors. Purchaser has agreed to waive the Second Minimum Condition under certain circumstances described in the Offer to Purchase.

        6. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer.

    If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in your instructions. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

    The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Morgan Stanley & Co. Incorporated or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

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
             INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE FOR
                 CASH ALL OUTSTANDING SHARES OF COMMON STOCK OF
                SYSTEMIX, INC. BY NOVARTIS BIOTECH HOLDING CORP.

    The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated January 17, 1997, and the related Letter of Transmittal (which together constitute the "Offer") in connection with the offer by Novartis Biotech Holding Corp., a Delaware corporation and an indirect wholly owned subsidiary of Novartis Inc., a corporation organized under the laws of Switzerland, to purchase all outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of SyStemix, Inc., a Delaware corporation.

    This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

                    DATED:  , 1997                                            SIGN HERE
                   Number of Shares
                   to be Tendered:                                           SIGNATURE(S)
                       Shares*                                       PLEASE TYPE OR PRINT NAME(S)
                                                                     PLEASE TYPE OR PRINT ADDRESS
                                                                    AREA CODE AND TELEPHONE NUMBER
                                                          TAXPAYER IDENTIFICATION OR SOCIAL SECURITY NUMBER

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*Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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